Exhibit 10.6
GENERAL SERVICE AGREEMENT
     This General Service Agreement (“Agreement”) made this 28th day of March 2006, by and between the Utility Engineering Corporation (“Consultant”), and Agassiz Energy LLC (“Company”), (sometimes referred to individually as “Party” or collectively as “Parties).
WITNESSETH:
In consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.	Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the other Party (a) on the day it is personally delivered or transmitted by facsimile; (b) on the day after being sent by Federal Express (or comparable overnight delivery service), all fees prepaid; or (c) on the second day after being mailed by United States certified or registered mail, postage prepaid. If notice is sent via overnight delivery service or U.S. mail, it shall be sent to the other Party at the address set forth below, or at such other address as shall be given in writing by either Party to the other.

To Company:	Agassiz Energy LLC
Address: 510 County Road 71, Valley Technology Park
Address: Crookston, MN 56716
Consultant Representative: Mr. Donald Sargeant
Phone:(281)281-8442
Fax:(218)281-8052
Email: Sargeant@mail.crk.umn.edu

To Consultant:	Utility Engineering Corporation
Address: 9420 Underwood Avenue, Suite 200
Address: Omaha, NE 68114
Company Representative: Mr. Thomas Rerucha
Phone: (402)548-4800
Fax: (402) 390-2005
Email: Thomas.L.Rerucha@ue-corp.com
2.	Work. Consultant shall furnish all necessary personnel, supervision, equipment, tools, and materials as requested from time to time to provide the “Work” defined in a signed Task Order which shall reference this Agreement and include the scope of work, schedule, terms, and compensation agreed to by the Parties. The Task Order is attached hereto and incorporated herein for all purposes as Exhibit A.

3.	Term. This Agreement begins on the Effective Date and may be terminated by either Party for its convenience by thirty (30) days written notice to the other Party. In addition, either Party may terminate any Task Order entered into under this Agreement immediately upon written notice to the other Party, without cause. If Company terminates such Task Order in the absence of a material breach by Consultant, Company shall pay Consultant for all Work performed to the date of termination, Work in progress, and third party cancellation fees, if any, plus any costs associated with demobilization.

4.	Independent Contractor. Consultant is an independent contractor and not an agent or employee of Company, and has the right and responsibility to manage and control Consultant’s employees,

representatives, and agents in the performance of Work hereunder, and the means, manner and methods in which such Work is performed. Consultant is not an employee of Company, nor entitled to credit for hours worked or benefits under any Company welfare benefit plan.
5.	Warranty. Consultant warrants that the Work performed under this Agreement will conform in all material respects to the requirements set forth in the Task Order under which such Work is performed. Consultant further agree that if Company notifies Consultant in writing at any time up to the expiration of twelve (12) months after the date of Consultant’s completion of the Work that such Work does not conform in material respects to the requirements in such Task Order, and specifies the nature of the nonconformance, and if the Work does not, in fact, so conform, Consultant will diligently re-perform, at its sole expense, the Work to the extent necessary to make it conform.

Notwithstanding the foregoing, Consultant does not warrant or guarantee that any design, engineering, specifications, equipment and/or materials supplied or specified by others will produce any intended result or achieve any intended purpose.

CONSULTANT DISCLAIMS ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND/OR USAGE OF TRADE. THE REWORK OBLIGATIONS STATED IN THIS ARTICLE 5 SHALL BE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR ALL LIABILITY OF CONSULTANT ARISING FROM OR RELATED TO NON-CONFORMING OR DEFECTIVE WORK.

6.	Liens. Consultant agrees not to allow liens to be placed on the Work or Company property for claims of nonpayment by Consultant or its subcontractors to the extent Consultant has received timely payment from Company as required by Section 7 below.

7.	Payment for Work. For Consultant’s performance of Work under this Agreement, Company agrees to pay Consultant in accordance with pricing terms set forth in Exhibit A — Task Order. Consultant’s price does not include any state and local sales, use, excise, and other taxes of like nature. Failure of the Company to make payments to the Consultant in accordance with this Agreement shall be considered a material breach of this Agreement.

8.	Payment Terms. Invoices for Work under this Agreement will be submitted by Consultant in accordance herewith. Payments required by such invoices shall be due and payable upon receipt. If Company fails to pay undisputed invoiced amounts within thirty (30) days after delivery of invoice, Consultant may, in addition to any other rights available under this Agreement, by law or in equity, require the payment of interest up to the maximum rate allowed by law by Company on all such unpaid amounts. All payments shall be made in US Dollars, and shall be made by either of the following means:
a.	Bank Draft or Cashier’s check mailed to Consultant via Federal Express or Certified mail to Consultant’s address stated in Paragraph 1 hereof; or
9.	Changed Requirements. Work not expressly set forth in this Agreement and/or the applicable Task Order is excluded from the scope. If any new or different requirement, condition, change or anything beyond Consultant’s control alters the scope of Work or otherwise affects the Consultant’s costs or schedule to perform the Work, whether as a result of any act or omission of Company or any operation or change of law, code, regulation or standard (including but not limited to changes to laws imposing sales, use, excise, transportation, privilege, payroll or occupational taxes or contributions) that becomes applicable to the Work after the execution of the Task Order, then Consultant shall be entitled to additional time and compensation in order to complete the Work.
10.	Insurance. Consultant shall maintain workers’ compensation insurance with statutory limits of liability. Consultant shall maintain employer’s liability, professional liability, commercial general liability (bodily injury and property damage), and comprehensive automobile liability (bodily injury and property damage) insurance, with each policy having maximum limits of $1,000,000 combined single limit. Consultant shall maintain excess liability coverage with limits of liability of $1,000,000 for each occurrence and in the aggregate. Upon request, Consultant will provide insurance certificates to the Company.
11.	Confidentiality. Consultant agrees that it will maintain confidential for a period of one (1) year all information disclosed to Consultant in the course of performance of this Agreement, except:
a)	information which, at the time of disclosure is or which, after the time of disclosure, becomes generally available to the public;

b)	information which Consultant or its employees received after the time of disclosure from a third party imposing no obligation of confidentiality and who is not known to have acquired any such information directly or indirectly from Company; .

c)	information which was in Consultant’s or its employees’ possession prior to disclosure and which was not acquired directly or indirectly from Company:

d)	information which was developed independently by Consultant without benefit of confidential and proprietary information furnished hereunder by Company; and

e)	information as may be authorized by Company to be disclosed.
Such confidential information shall not be disclosed to anyone except employees of Consultant who it reasonably determines has a need to know the confidential information and who have agreed to maintain such information confidential.
Consultant shall promptly return the confidential information provided to Consultant by Company to Company upon the termination of this Agreement or at Company’s request.
12.	Indemnification, Waivers and Limitations of Liability.
a.	Indemnification by Consultant

Consultant agrees to indemnify, defend and hold harmless Company, it’s officers, directors, shareholders, employees and agents (collectively “Indemnitees”) from and against any claims, liabilities and costs (including reasonable attorneys’ fees) for bodily injury, death or third party property damage to the extent caused by the negligent acts or omissions of Consultant or it’s subcontractor’s in connection with the Work. This indemnity shall survive the termination of this Agreement.

Indemnification by Company

Company agrees to indemnify, defend and hold harmless Consultant, it’s officers, directors, shareholders, employees and agents (collectively “Indemnitees”) from and against any claims, liabilities and costs (including reasonable attorneys’ fees) for bodily injury, death or third party property damage, to the extent caused by the negligent acts or omissions of Company, its other contractors or any third party under Company’s control. This indemnity shall survive the termination of this Agreement.

b.	COMPANY WAIVES ALL CLAIMS, PAST, PRESENT, AND FUTURE, AGAINST CONSULTANT, ITS SHAREHOLDERS, DIRECTORS, OFFICERS, PARTNERS, SUBSIDIARIES, AFFILIATES, EMPLOYEES, AGENTS, AND SUBCONTRACTORS AND VENDORS OF ANY TIER FOR ALL SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER OR NOT FORSEEABLE, IN ANY WAY ARISING OUT OF THE WORK OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGE TO OR DESTRUCTION OF PROPERTY, LOSS OF PROFITS OR REVENUE, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, COST OF SUBSTITUTE FACILITIES, GOODS, WORK OR SERVICES, COST OF CAPITAL, GOVERNMENTAL AND REGULATORY SANCTIONS, OR CLAIMS OF CUSTOMERS.

c.	The total cumulative, aggregate liability of Consultant, its subsidiaries, affiliates, shareholders, directors, partners, officers, employees and agents, subcontractors and vendors of any tier to Company for all claims, losses, liabilities, damages, costs and expenses arising out or relating in any way to the Work performed under a given Task Order shall not be greater than the revenues received by Consultant from Company for Work performed pursuant to the particular Task Order under which the claim arises.

d.	Consultant shall have no obligation to Company for any loss, cost or expense resulting from loss of or damage to Company’s property. Company waives all rights of recovery it may have now or in the future and shall likewise require each insurer of Company’s property to waive all subrogation rights against Consultant for any such loss, cost or expense.

e.	The following provision shall only be applicable if there are multiple owners at the site: Company represents that it is the sole owner of the Work, the land constituting the site of the Work, and the plant, facilities, inventory, and personalty located thereon (as used in this Paragraph 12(d), “Property”). If any third party has or acquires from Company a legal or equitable right or interest in said Property, Company shall bind such third party to the indemnities, releases and limitations set forth herein. Upon failing to do so, Company shall INDEMNIFY, DEFEND AND HOLD HARMLESS Consultant from liability for such Property damage, but only to the extent such liability exceeds the limit of liability stated in Paragraph 12 (b), above.

f.	TO THE FULLEST EXTENT PERMITTED BY LAW, THE WAIVERS, LIMITATION OF LIABILITY AND INDEMNITY CONTAINED IN THIS AGREEMENT APPLY TO ALL LIABILITY ARISING FROM THE CONSULTANT’S ACTIVITIES AND OBLIGATIONS RELATED TO THIS AGREEMENT, AND ANY SEPARATE AGREEMENT WITH A THIRD PARTY TO PERFORM SERVICES FOR COMPANY’S BENEFIT, EVEN IF SUCH LIABILITY IS THE RESULT OF THE NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF CONTRACT, BREACH OF WARRANTY, OR VIOLATION OF LAW BY CONSULTANT. THE WAIVERS AND LIMITS OF LIABILITY CONTAINED HEREIN SHALL SURVIVE THIS AGREEMENT.
13.	Reuse of Work Products. Title to all submittals and to all reports, documents and other information prepared by Consultant in connection with the Work and which Consultant is required to provide Company pursuant to this Agreement (“Documents”), except for Consultant’s proprietary information, shall vest in Company when Company makes payment therefore as provided in this Agreement. Nothing contained in this Section 14 shall be construed as limiting or depriving Consultant of its right to use its basic knowledge and skill to design or carry out other projects or work for itself or others, whether or not such projects are similar to the Work to be performed under this Agreement. Rights to intellectual property developed, utilized or modified in the performance of the Work shall remain the property of Consultant. Consultant shall have the right to retain and use copies of drawings, documents and engineering or other data furnished or to be furnished by Consultant and the information contained herein. Company shall not acquire any rights to any of Consultant’s or any subcontractors’ proprietary computer software that may be used in connection with the Work. Documents are not intended or represented to be suitable for reuse by Company or others. Any reuse of the Documents without written verification by Consultant for the specific purpose intended, will be at Company’s sole risk and without liability or legal exposure to Consultant. If software is intended or expected to be developed under this Agreement, Consultant may require that a software license agreement acceptable to Consultant be executed. All proprietary information, software and processes of Consultant shall remain property of the Consultant.

Company shall indemnify, defend, and hold harmless Consultant and its officers, directors, partners, employees, successors and assigns from all claims, damages, losses and expenses including attorney’s fees arising out of or resulting from the use by Company or any third party of the Documents other than as specifically authorized in writing by Consultant in accordance with this Agreement, whether arising in contract, tort (including the negligence of Consultant) or otherwise.
14.	Force Majeure. Notwithstanding any other right Consultant may have at law or in equity or any other provision in this Agreement, Consultant will be excused from liability for any loss and for nonperformance of this Agreement, and shall be entitled to an extension of time, to the extent its Work is disrupted or delayed by an act, omission, neglect or default of Company, or any third party, fire or other casualty, labor disturbance, earthquake, tornadoes, and other acts of God, acts or omissions of government, terrorism, severe weather or any other cause beyond Consultant’s reasonable control. If such disruption or delay will increase Consultant’s cost to perform the Work, Consultant will also be entitled to an equitable adjustment of its compensation.

15.	Miscellaneous.
a.	Company shall provide to Consultant in a timely manner any information Consultant indicates is needed to perform the Work hereunder. Consultant has the right to rely on the accuracy of information provided by Company and its representatives.

b.	With respect to the subject matter contained herein, this Agreement constitutes the entire agreement between the Parties and supercedes all prior negotiations, representations, understandings or agreements, whether written, oral or otherwise.

c.	The provisions of this Agreement may not be waived, altered, changed or amended except by written instrument signed by both Parties hereto. No waiver of any provision of this Agreement shall be construed or deemed to be a waiver of any other provision or condition of this Agreement, nor a waiver of subsequent breach of the same provision or condition.

d.	Neither Party may assign this Agreement or any of its rights and obligations hereunder without the express written consent of the other Party, which shall not be unreasonably withheld. Any assignment in violation of this provision shall be deemed null and void. The terms and conditions contained in this Agreement shall be binding upon the Parties hereto, and upon their respective successors and assigns.

e.	This Agreement, including its related terms, conditions, schedules, and attachments, has been negotiated at arms length and between Parties who are sophisticated and experienced in its subject matter. Each Party has been represented, or has had the opportunity to be represented by legal counsel in connection with this Agreement. Accordingly, any rule of law wherein ambiguities in this Agreement would be construed against its drafter shall not apply.

f.	This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Minnesota without regard to any conflicts or choice of law principles of that State.

g.	In the event that any provision of this Agreement is held to be invalid for any reason, that provision shall be severed from this Agreement, and the remainder shall continue to be in full force and effect.

h.	Company shall not, and Company shall prevent Owner, if applicable, and Company’s and Owner’s other contractors from, changing or modifying any engineering data or drawings supplied by Consultant to Company in electronic format. Company shall defend, indemnify, and hold Consultant and its officers, directors, and employees harmless from any loss, expense, claim, liability, or cause of action arising out of the change to or modification of

Consultant’s engineering data or drawings. Such provision survives termination of this Agreement.
i.	If the Consultant for any reason is not allowed to complete the Work, the Consultant shall not be held responsible for the accuracy, completeness, or constructability of the construction documents prepared by Consultant if changed or completed by the Company or others.

j.	The Consultant’s services under this Agreement are being performed solely for the Owner’s benefit, and no other party or entity shall have any claim against the Consultant because of this Agreement or the performance or nonperformance of Consultant’s services hereunder. The Company will incorporate a similar provision in all contracts with subcontractors, consultants, vendors and other persons or entities involved in the design, engineering, construction, procurement, testing, and start-up of the project or facility for which the Work is being performed in order to carry out the intent of this provision.

k.	In the case of conflict or ambiguity between the terms and conditions of this Agreement and any other contract documents, the order of control shall be:
i. This Agreement,
ii. The Task Order,
iii. Any Attachment or Exhibits to the specific Task Order.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the date first above written.

COMPANY:	CONSULTANT:

Agassiz Energy LLC	Utility Engineering Corporation

By:	/s/ Donald Sargent	By:	/s/ Barry Richey

Name:	Donald Sargent	Name:	Barry Richey
Title:	Chief Manager	Title:	Vice President

EXHIBIT A
TASK ORDER

Consultant’s Legal Name:	Effective Date of this Task Order:
Utility Engineering Corporation	28 March 2006

Consultant’s Address:

Project Contact:	Contact Address:	Phone:

Project Number:	Project Name: Agassiz Project	Task Preliminary Engineering and Estimate
This Task Order is subject to the terms and conditions of the General Service Agreement (“Agreement”) dated 28 March 2006 by and between Agassiz Energy LLC and the Utility Engineering Corporation including all terms defined in the Agreement shall have the same meaning as if used herein unless expressly provided otherwise in this Task Order.
SCOPE OF WORK
CONSULTANT shall perform the following duties for the above named Project (“Work”):
Preliminary engineering and estimating to arrive at a basis for an EPC contract for a 52 million gallon per year dry mill ethanol plant in Erskine, Minnesota. See attached scope of work for additional details.
RECEIVABLES: (i.e. reports, drawings): See attached scope of work.
DELIVERABLES: See attached scope of work.
SCHEDULE

MILESTONE DATES:

Planned Start Date : 1 April 2006	Planned Completion Date : 1 September 2006
TERM
•	The term of this Task Order shall commence on 28 March 2006 and continue for approximately 5 months, unless otherwise terminated in accordance with this Agreements.

•	If said Work or this Task Order is terminated, COMPANY shall pay the CONSULTANT for all work performed to the date of termination, Work in progress, and third party cancellation fees, if any.

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COMPENSATION
Agassiz Energy LLC will provide the following payments:
April 1, 2006   $200,000
May 1, 2006   $150,000
June 1, 2006   $150,000
July 1, 2006   $150,000

APPROVED for Agassiz Energy LLC	APPROVED for Utility Engineering Corporation

“COMPANY”	“CONSULTANT”

By:	Donald Sargent	By:	Barry Richey

Date:	March 28, 2006		Date: 29 March 06
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